Exhibit 10.3*#
GCP Applied Technologies Inc.
62 Whittemore Avenue
Cambridge, MA 02140

__________, 2020

Name
Address

Dear __________:

GCP Applied Technologies Inc., a Delaware corporation (the "Company"), considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the "Board") recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company, its subsidiaries and other business units, and its stockholders.

Accordingly, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company's management, including yourself, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company, although no such change is now contemplated.

In order to induce you to remain in the employ of GCP (as hereafter defined), the Company agrees that you shall be eligible to receive the severance benefits set forth in this letter agreement ("Agreement") in the event your employment with GCP is terminated within 12 months following a Change in Control of the Company (as hereinafter defined) under the circumstances provided in this Agreement.
1. Definitions. When used in this Agreement as capitalized terms, the following defined terms shall have the meanings set forth or specified in this Section.

(a) "Board" shall have the meaning specified in the first paragraph of this Agreement.

(b) "Change in Control of the Company" means (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the Company determines that any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, has become the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the outstanding common stock of the Company, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

(c) "Code" means the Internal Revenue Code of 1986, as amended and in effect at the time of a Change in Control of the Company.

(d) "Company" means GCP Applied Technologies Inc., a Delaware corporation, and any successor as provided in Section 6(a).

(e) "Date of Termination" shall have the meaning specified in Section 3(e).

Exhibit 10.3*#
(f) "Disability" shall have the meaning specified in Section 3(a).

(g) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(h) "Excise Tax" means the excise tax imposed by Section 4999 of the Code and/or any interest or penalties with respect to such excise tax.

(i) "GCP" means the Company and/or one or more of its subsidiaries.

(j) "Good Reason" shall have the meaning specified in Section 3(c).

(k) "Notice of Termination" means a written notice indicating the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(l) "Other Payments" means payments and/or the value of benefits to which you are entitled (other than the Severance Payment) pursuant to any agreement (including this Agreement) that constitute "parachute payments" (as defined in Section 280G of the Code and the regulations thereunder).

(m) “Restrictive Covenants” means those covenants set forth on the Appendix attached to this Agreement. For the avoidance of doubt, such covenants shall be in addition to, and not in lieu of, any other similar covenants to which you are also subject that are contained in any other agreement or plan of the Company under which you have any rights to payments or benefits.

(n) “Retirement" shall have the meaning specified in Section 4(a).

(o) "Retirement Plans" means the GCP Applied Technologies Inc. Savings and Investment Plan and any other qualified or nonqualified defined contribution or defined benefit pension plans of GCP.

(p) "Retirement Arrangements" means Retirement Plans and agreements of GCP relating to retirement benefits, including, to the extent in existence or in which you participate at the relevant date for purposes of this Agreement, the survivor benefit under any GCP deferred compensation program and the Executive Salary Protection Plan, and "Benefit Plans" means GCP's basic medical, dental and vision plans.

(q) "Severance Payment" means a single, lump sum payment, in accordance with Section 4(c)(ii).

(r) "Tax Advisor" means a tax advisor that, in the reasonable judgment of the Company, is familiar with and experienced in the tasks required of the "tax advisor" hereunder, and is selected by the Company to perform those tasks. The Company shall pay all of the fees and expenses of the Tax Advisor.

2. Term of Agreement. This Agreement shall become effective on ________________, 2020 and shall continue in effect through December 31, 2021; provided, however, that commencing on each January 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than September 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement or you shall have given such notice to the Company; provided, further, if a Change in Control of the Company shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of 12 months beyond the month in which such Change in Control of the Company occurred. This Agreement shall terminate upon your ceasing to be an officer of the Company unless prior thereto a Change in Control of the Company shall have occurred.

3. Termination Following Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company during the term of this Agreement. If any of the events described in Section 1(b) constituting a Change in Control of the Company shall have occurred, you shall, subject to the terms of this Agreement, be entitled to the benefits provided in Section 4 upon the subsequent termination of your employment within 12 months following such Change in Control and during the term of this Agreement unless such termination is (i) because of your death, Disability or Retirement, (ii) by the Company for Cause, or (iii) by you other than for Good Reason, as specified below.

Exhibit 10.3*#
(a) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with GCP for six consecutive months, and within 30 days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for "Disability".

(b) Cause. The Company shall be entitled to terminate your employment for Cause. For the purposes of this Agreement, "Cause" means (i) conduct by you constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, (A) willful failure or refusal to perform material responsibilities that have been requested by the Board; (B) dishonesty to the Board with respect to any material matter; or (C) misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) your commission of acts satisfying the elements of (A) any felony or (B) a misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) any misconduct by you, regardless of whether or not in the course of your employment, that would reasonably be expected to result in material injury or reputational harm to the GCP or its affiliates if you were to continue to be employed in the same position; (iv) continued non-performance by you of your duties to GCP (other than by reason of your physical or mental illness, incapacity or Disability) which has continued for more than 30 days following written notice of such unsatisfactory performance or non-performance from the Board; (v) your breach of any of any agreement with the Company relating to confidential information, non-competition or non-solicitation; (vi) material violation by you of any of the Company’s written employment policies; or (vii) your failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(c) Good Reason. You shall be entitled to terminate your employment for "Good Reason". For purposes of this Agreement, "Good Reason" means the occurrence after a Change in Control of the Company of any of the following conditions without your written consent (each, a “Good Reason Condition”), provided that you have completed all steps of the Good Reason Process (hereinafter defined) following the occurrence of any of the following events: (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location at which you provide services to GCP, such that there is an increase of at least 30 miles of driving distance to such location from your principal residence as of such change; or (iv) a material breach of this Agreement by the Company.

The “Good Reason Process” consists of the following steps: (i) you reasonably determine in good faith that a Good Reason Condition has occurred; (ii) you notify the Company in writing of the first occurrence of the Good Reason Condition within 60 days of the first occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period of not less than 30 days following such notice (the “Cure Period”), to remedy the Good Reason Condition; (iv) notwithstanding such efforts, the Good Reason Condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period.

If the Company cures the Good Reason Condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(d) Notice of Termination. Any purported termination of your employment by GCP or by you following a Change in Control of the Company shall be communicated by a Notice of Termination to the other party hereto in accordance with Sections 1(k) and 7.

(e) Date of Termination, Etc. "Date of Termination" means (i) if your employment is terminated by death, the date of death; (ii) if your employment is terminated on account of Disability under Section 3(a) or by the Company for Cause under Section 3(b), the date on which Notice of Termination is given; (iii) if your employment is terminated by the Company without Cause, the date on which a Notice of Termination is given or the date otherwise specified by the Company in the Notice of Termination; (iv) if your employment is terminated by you other than for Good Reason, 30 days after the date on which a Notice of Termination is given, and (v) if your employment is terminated by you under Section 3(c) for Good Reason, the date on which a Notice of Termination is given after the end of the Cure Period. Notwithstanding the foregoing, in the event that you give a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Company for purposes of this Agreement.

Exhibit 10.3*#

4. Compensation during Disability and upon Termination. Following a Change in Control of the Company, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

(a) Disability; Retirement. During any period that you fail to perform your full-time duties with GCP as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate in effect at the commencement of any such period, plus all other amounts to which you are entitled under any compensation plan or program of GCP in effect during such period, until your employment is terminated for Disability pursuant to Section 3(a). Thereafter your benefits shall be determined under the Retirement Arrangements, Benefit Plans and other compensation plans and programs then in effect in accordance with the terms of such plans and programs.

If your employment is terminated by your Retirement, or by reason of your death, the Company shall pay, or cause a subsidiary to pay, you your full base salary through the Date of Termination or the date of your death plus all other amounts to which you are entitled under any compensation plan or program of GCP through such date. Thereafter your benefits shall be determined in accordance with the Retirement Arrangements, Benefit Plans and other compensation plans and programs then in effect in accordance with the terms of such plans and programs. As used herein, "Retirement" means termination of employment due to your “retirement” (whether normal or early retirement) as defined under a Retirement Plan in which you participated prior to such termination but shall not include termination of employment for Good Reason.
(b) Cause; Voluntary Termination. If your employment is terminated by the Company for Cause or by you other than for Good Reason, Disability, Retirement or death, the Company shall pay, or cause a subsidiary to pay, you your full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan or program of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement except as provided in Section 4(g) below.

(c) Involuntary Termination. If your employment shall be terminated by you for Good Reason, or by the Company other than for Cause or due to your death, Disability or Retirement, you shall be entitled to the benefits provided below:
(i) The Company shall pay, or cause a subsidiary to pay you your full base salary and vacation pay accrued (but not taken) through the Date of Termination at the rate in effect at the time Notice of Termination is given, within 30 days after the Date of Termination;

(ii) All other amounts to which you are entitled under any compensation plan or program of GCP at the time such payments are due;

(iii) Subject to your subject your execution of a separation agreement and release in a form and manner satisfactory to the Company, which shall include, without limitation, a general release of claims against the Company and all related persons and entities (the “Separation Agreement and Release”), the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination (or such shorter period as set forth in the Separation Agreement and Release), which shall include a seven business day revocation period, and your compliance with the Restrictive Covenants: (A) your total "targeted" annual incentive compensation award (under the annual incentive compensation program of the Company as in effect at the time Notice of Termination is given) for the calendar year immediately preceding the year in which the Date of Termination occurs, but only if you have not received such an award for such preceding calendar year; (B) a pro-rata portion of your total "targeted" annual incentive compensation award (under the annual incentive compensation program of the Company as in effect at the time Notice of Termination is given) for the calendar year in which the Date of Termination occurs (determined by reference to your base salary and salary grade on the day before the Date of Termination), calculated by multiplying such total "targeted" award by a fraction of which the numerator is the number of days in such calendar year prior to your Date of Termination, and the denominator is 365; (D) an independent, third-party outplacement service provider to provide you (at your request) with outplacement services that are the same as (or substantially similar to) outplacement services generally offered to Company officers; (E) a “Severance Payment” equal to 1.50 multiplied by the sum of (x) your annual base salary in effect on the day immediately preceding the Date of Termination plus (y) an amount equal to your total "targeted" annual incentive compensation award (under the annual incentive compensation program of the Company as in effect prior to the time Notice of Termination is given) for the calendar year in which the Date of Termination occurs (determined by reference to your base salary and salary grade on the day before the Date of Termination); and (F) for a 12-month period following the Date of Termination, the Company shall arrange to provide you, on a taxable basis, with medical, dental and vision benefits substantially similar to those you are receiving under Benefit Plans immediately prior to the Notice of Termination.

Exhibit 10.3*#

(iv) Benefits otherwise receivable by you pursuant to Section 4(c)(iii) shall be reduced to the extent comparable benefits are actually received by you during the 18-month period following the Date of Termination, and any such benefits actually received by you shall be reported by you to the Company.

(d) Excise Tax.
(i) In the event that the payments or benefits provided for in this Agreement, when aggregated with any other payments or benefits received by you (the “Aggregate Benefits”), would result in the imposition of the Excise Tax, then your Aggregate Benefits shall be reduced (but not below zero) by the amount necessary to avoid the imposition of the Excise Tax with regard to such Aggregate Benefits being subject to the Excise Tax; provided that such reduction shall only be effective if, as calculated in accordance with this Agreement, the total amount of the Aggregate Benefits, as so reduced (the "Reduced Payment") would be greater than the total amount of the Aggregate Benefits, without regard to any such reduction, after reducing the amount of both the Reduced Payment and the Aggregate Benefits by the total of all applicable federal, state, local and foreign taxes (including, but not limited to, the Excise Tax). Any such reduction shall be applied in the following order: (i) cash payments that may not be valued under Treas. Reg. § 1.280G-1, Q&A-24(c) (“24(c)”), (ii) equity-based payments that may not be valued under 24(c), (iii) cash payments that may be valued under 24(c), and (iv) other types of benefits. With respect to each category of the foregoing, such reduction shall occur first with respect to amounts that are not “deferred compensation” within the meaning of Code Section 409A and next with respect to payments that are deferred compensation, in each case, beginning with payments or benefits that are to be paid the farthest in time from the applicable transaction. Notwithstanding the foregoing, in the event that no stock of the Company or its applicable affiliates is readily tradable on an established securities market or otherwise (within the meaning of Code Section 280G) as of immediately prior to an applicable transaction that constitutes a “change in ownership or control” for purposes of Code Section 280G, the Company shall submit to a vote of shareholders for approval the portion of the Aggregate Benefits that equal or exceeds three times your “base amount” (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1; provided, that you have first, in your sole discretion, executed a customary waiver of such Excess Parachute Payments. If such shareholder approval is obtained in accordance with Code Section 280G, then the Aggregate Benefits shall not be subject to reduction as described above.

(ii) The applicable federal, state, local and foreign taxes described in Section 4(d)(i) shall be those taxes that, in the opinion of the Tax Advisor, will be imposed upon you as a result of the receipt or enjoyment of the Aggregate Benefits and shall be calculated based upon the highest possible marginal tax rates that could be applicable to you for the year in which you receive the Aggregate Benefits, unless you inform the Tax Advisor that a different marginal tax rate is applicable with respect to you for any such tax for that year.

(iii) The calculations necessary to effectuate the provisions of this Section 4(d) shall be performed by the Tax Advisor prior to the date the Severance Payment is made to you pursuant to Section 4(e). All issues with regard to those calculations that are not specifically provided for by this Agreement shall be decided in a manner that provides you with the greatest net after-tax benefit with respect to the Aggregate Benefits, taking into consideration the above-mentioned applicable federal, state, local and foreign taxes (the “After-Tax Total Payment”).
(e) Payment of Severance Payment and Other Payments
(i) Unless otherwise provided in this Agreement and except for the amounts due under Section 4(c)(i) or (ii) of this Agreement, all payments and benefits due hereunder shall be paid or provided by the Company no later than 60 days after the Date of Termination.
(ii) If it is determined in a court of law that you have violated any Restrictive Covenant in any material respect, the Company shall be entitled to cease any payments due hereunder and/or the provision of any payment or benefit hereunder, and/or require immediate repayment by you of all or any portion of such payment and/or benefit you may have already received prior to such violation.

(f) No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owing by you to the Company, or otherwise, except as provided in Section 4(c)(iv) above.

(g) Retirement Benefits. In addition to all other amounts payable to you under this Section 4, you shall be entitled to receive all benefits payable to you under all Retirement Arrangements.

Exhibit 10.3*#
(h) Tax Advisor. Each calculation necessary to effectuate the provisions of Section 4 shall be performed by the Tax Advisor within the appropriate time periods specified herein for such calculation or, absent such specification, prior to the date the Severance Payment is made to you pursuant to Section 4(e) above. All issues with regard to those calculations that are not specifically provided for by this Agreement shall be decided in a manner that provides you with the greatest After-Tax Total Payment. Any determination by the Tax Advisor shall be binding upon you and the Company.

5. Relationship to Other Agreements and Plans. To the extent that any provision of any other agreement between GCP and you shall limit, qualify or be inconsistent with any provision of this Agreement, then for the purposes of this Agreement (while this Agreement remains in effect) the provision of this Agreement (including the Appendix hereto which is incorporated by reference herein) shall control and such provision of such other agreement shall be deemed to have been superseded, and to be of no force or effect, as if such other agreement had been formally amended to the extent necessary to accomplish such purpose. The Severance Payment and no other payments referenced herein (other than the pro-rated annual incentive payment under Section 4(c)(iii)(B)) shall be considered to be compensation for the purpose of any Retirement Arrangements, Benefit Plans or compensation plans of GCP.

6.	Successors.
(a) Successors to the Company. The Company shall require any successor (whether direct or indirect, by purchase or merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder if you terminate your employment for Good Reason following a Change in Control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination (provided you shall have delivered a Notice of Termination to the Company). As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and/or any successor to the Company's business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b) Your Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, such payments shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

8. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Arbitration.

(a) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Such arbitration, whether commenced by you or the Company, shall be conducted in any forum and form agreed upon by the parties or, in the absence of such an agreement, in the city and state in which the

Exhibit 10.3*#
Company maintains its principal offices. Any arbitration pursuant to this provision shall be conducted before an arbitrator to be selected by the Company from a list of three arbitrators to be provided by you to the Company. Judgment may be entered on an award issued pursuant to this Section in any court of competent jurisdiction. You understand that you may only bring claims under this Section 10 in your individual capacity, and not as a plaintiff or class member in any purported class proceeding or any purported representative proceeding. You further understand that, by signing this Agreement, the Company and you are giving up any right they may have to a jury trial on all claims they may have against each other. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, including without limitation relief to enforce the Restrictive Covenants; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

(b) You shall be required to pay an arbitration fee to initiate any arbitration equal to what you would be charged as a first appearance fee in court. The Company shall advance the remaining fees and costs of the arbitrator. However, to the extent permissible under the law, and following the arbitrator’s ruling on the matter, the arbitrator may rule that the arbitrator’s fees and costs be distributed in an alternative manner. Each party shall pay its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory or contractual claim that affords the prevailing party attorneys’ fees (including pursuant to this Agreement), the arbitrator may award attorneys’ fees to the prevailing party to the extent permitted by law.

11. General. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board or its Compensation Committee or any successor to such Committee. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

The section and subsection headings contained in this Agreement are for convenient reference only, and shall not in any way affect the meaning or interpretation of this Agreement.

Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, local or foreign law. Nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.
12. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Secretary of the Company the enclosed copy of this letter which will then constitute our agreement on this subject. By your signing this Agreement, you agree that, as of the date hereof, this Agreement supersedes any and all prior agreements between you and the Company setting forth your severance benefits in the event of a Change in Control of the Company.
13. 409A.
(a) Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Code Section 409A, the Company determines that you are a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), then to the extent any payment or benefit to which you become entitled to under this Agreement or otherwise on account of you separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Code Section 409A(a) as a result of the application of Code Section 409A(a)(2)(B)(i), such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by you during the time periods set forth in this Agreement. All reimbursements

Exhibit 10.3*#
shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Code Section 409A, and to the extent that such payment or benefit is payable upon you termination of employment, then such payments or benefits shall be payable only upon your “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A 1(h).

(d) The parties intend that this Agreement will be administered in accordance with Code Section 409A. To the extent that any provision of this Agreement is ambiguous as to its compliance with Code Section 409A, the provision shall be read in such a manner so that all payments hereunder comply with Code Section 409A. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A 2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Code Section 409A and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Code Section 409A but do not satisfy an exemption from, or the conditions of, such Section.

[signatures on next page]

Sincerely,

GCP Applied Technologies Inc.

By: _______________________________
Name:

Accepted and agreed to this _____ day of _________, 2020.

___________________________
Name:

Exhibit 10.3*#

Appendix
Restrictive Covenants
1. Covenants.

(a) Non-Competition. You agree that, during the Non-Compete Restricted Period (as defined below), you shall not, directly or indirectly, other than as an employee or agent of the Company or one of its affiliates, whether as shareholder, owner, member, advisor, principal, partner, director, trustee, officer, employee, agent, consultant, contractor, or otherwise, engage or invest in, own, manage, operate, finance, control, or participate in the ownership, management, operation, financing, or control of, be employed by, or otherwise provide services to or be associated with any Person that provides advisory services that are also provided by, or are substantially similar to those provided by, the Protected Business in any geographical or market area where the Company or its affiliates engages in the Protected Business; provided that ownership of up to a 1% equity interest in any such Person shall not be deemed a breach or violation of this Section 1(a).
(b) Client Non-Solicitation; No Employment by Clients. You agree that, during the Non-Solicit Restricted Period (as defined below), you shall not, directly or indirectly, (i) induce or attempt to induce any Protected Client (as defined below), customer, vendor or other business relation of the Company or of its affiliates to cease doing business with the Company or such affiliate, or in any way interfere with the relationship between any such Protected Client, customer, vendor or business relation, on the one hand, and the Company or any affiliate of the Company, on the other hand, (ii) solicit business from any Protected Client, attempt to solicit business from any Protected Client, or accept any unsolicited request from the Protected Client to do business with, for, or on behalf of any Person other than the Company or one of its affiliates or (iii) accept employment or a service arrangement with or otherwise associate with any Protected Client under circumstances where you will provide services of the same or similar type to those which you or the Company or one of its affiliates provided to the Protected Client during your employment with the Company and its affiliates.

(c) Employee Non-Solicitation. During the Non-Solicit Restricted Period, you shall not directly or indirectly, solicit, attempt to solicit, knowingly assist others to solicit, hire or knowingly assist others to hire for employment or for the performance of services, any person who is (in his or her own capacity, or through an entity controlled by such person), or within the preceding 12 months was, a member, officer, manager, employee, consultant, or independent contractor of the Company or any of its affiliates (other than general solicitations of employment not specifically targeted at such individuals).

(d) Subsequent Employment. For so long as any of your obligations under this Appendix remains in effect, you hereby agree that prior to accepting employment with any other person or entity, you will provide such prospective employer with written notice of the provisions of this Appendix.

(e) Non-Disparagement. You shall, during and after employment, refrain from making any statements or comments (orally or in writing) of a defamatory or disparaging nature to any third party regarding the Company or any of its affiliates, or any of the Company’s officers, directors, personnel, policies or products, other than to comply with applicable law and only after first notifying the Company in advance of the compelling reason.

2. General.
(a) If any of the Restrictive Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Restrictive Covenant deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining Restrictive Covenants shall not be affected thereby; provided, however, that if any such Restrictive Covenant is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Restrictive Covenant will be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder.

(b) You acknowledge and agree that: (i) the purposes of the Restrictive Covenants are to protect the ownership interests in and/or goodwill of the Company and its affiliates (or of any person or entity deriving from

Exhibit 10.3*#
the Company or one of its affiliates title to the goodwill of, or the ownership interest in, the Company or one of its affiliates), and to prevent you from interfering with the business of the Company and its affiliates; (ii) you are agreeing to be bound by the Restrictive Covenants in part in consideration for the Severance Payment and other payments and benefits that may become due to you under the Agreement and your receipt of Confidential Information during your employment with the Company and its affiliates; (iii) because of the nature of the businesses in which the Company and its affiliates are engaged and because of the nature of the Confidential Information to which you have access, it would be impractical and excessively difficult to determine the actual damages of the Company and its affiliates in the event you breached any of the Restrictive Covenants; and (iv) remedies at law (such as monetary damages) for any breach of the Restrictive Covenants would be inadequate. You therefore agree and consent that if you commit any breach of any Restrictive Covenant or threaten to commit any such breach, the Company and its affiliates (or any person or entity deriving from the Company or one of its affiliates title to the goodwill of, or the ownership interest in, the Company or one of its affiliates) shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to each of them) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage.

(c) This Appendix shall remain in full force and effect until the expiration of the period specified herein notwithstanding the earlier termination of your employment with the Company and its affiliates.

(d) You understand that the Restrictive Covenants may limit your ability to earn a livelihood in a business similar to the business of the Company and you agree that this understanding was expressly considered and taken into account by you in making the decision to enter into this Agreement.

(e) For purposes of this Appendix, the following terms shall mean the following:

“Confidential Information” means any confidential, proprietary and/or private information relating to the Company and its affiliates, their clients, their business and third parties with whom the Company or its affiliates does or did business (including, but not limited to, trade secrets, client lists, passwords, marketing strategies, financial information, royalty information, contracts with third parties and the terms thereof, contracts with employees and advisors, contract proposals and negotiations, government, legislative and regulatory activities, litigation matters, personnel matters, Company policies and information concerning activities, conduct, or statements of or concerning, officers, employees, directors, advisors, agents or contractors of the Company or any affiliate in the course of their employment or service to the Company or its affiliates).

“Non-Compete Restricted Period” means the period commencing on the Date of Termination and ending on the [first] anniversary thereof.

“Non-Solicit Restricted Period” means the period commencing on the Date of Termination and ending on the [first] anniversary thereof.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or government (whether federal, state, county, city or otherwise, including any instrumentality, division, agency or department thereof).

“Protected Business” means the business of the Company and its affiliates in which the Company and its affiliates are engaged in at any time during your employment with the Company and its affiliates.

“Protected Client” means any prior, current or prospective client of the Company or one of its affiliates for whom you performed services on behalf of the Company or one of its affiliates, to whom you marketed or promoted the services of the Company or its affiliates, or about whom you acquired non-public information during your employment with the Company.

[signatures on next page]

Exhibit 10.3*#

GCP Applied Technologies Inc.

By: _______________________________
Name:

Accepted and agreed to this _____ day of _________, 20__.

___________________________
Name: